                                   EXHIBIT 12

                         AVCO FINANCIAL SERVICES, INC.

                  STATEMENT OF COMPUTATION OF NUMBER OF TIMES
                              FIXED CHARGES EARNED

                                                             Year ended December 31,
                                              -----------------------------------------------------
                                                1993       1992       1991       1990       1989
                                              ---------  ---------  ---------  ---------  ---------
                                                                             (Thousands of dollars)
Income
  Income before income taxes, extraordinary
     item and cumulative effect of changes
     in accounting principles...............  $ 225,784  $ 203,913  $ 196,886  $ 189,052  $ 171,496
                                              ---------  ---------  ---------  ---------  ---------
  Fixed charges to be added back to
     income --
     Interest and debt expense..............    324,211    370,884    395,703    392,040    360,433
     Rentals (one-third of all rent and
       related costs charged to income).....     14,378     15,460     14,915     14,226     10,779
                                              ---------  ---------  ---------  ---------  ---------
          Total fixed charges...............    338,589    386,344    410,618    406,266    371,212
                                              ---------  ---------  ---------  ---------  ---------
Income before income taxes, extraordinary
  item, cumulative effect of changes in
  accounting principles and fixed charges...  $ 564,373  $ 590,257  $ 607,504  $ 595,318  $ 542,708
                                              ---------  ---------  ---------  ---------  ---------
                                              ---------  ---------  ---------  ---------  ---------
Ratio
  Number of times fixed charges covered by
     income before income taxes,
     extraordinary item, cumulative effect
     of changes in accounting principles,
     and fixed charges......................        1.7     1.5        1.5        1.5        1.5

                                       S-3